Investor Contact:                            Media Contact:
Nancy Christal                               Fred McGrail
Vice President                               Director
Investor Relations                           Corporate Communications
(914) 722-4704                               (401)765-1500, ext. 4630


                                             For Immediate Release
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                 CVS COMPLETES ARBOR ACQUISITION CREATING
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                 THE NATION'S LARGEST CHAIN DRUG RETAILER
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WOONSOCKET, RI, March 31, 1998 -- CVS Corporation (NYSE:CVS) today announced that it has completed its acquisition of Arbor Drugs, Inc. (NASDAQ:ARBR).

The transaction, which joins together CVS, a leading national chain drug retailer, with Arbor, the most highly regarded regional chain, establishes the combined enterprise as the nation's top chain drug retailer based on store count and prescriptions dispensed. The combined company will have 1998 revenues exceeding $15 billion, 4,100 stores in 25 states and the District of Columbia, and will dispense approximately 12% of all retail prescriptions in the U.S.

As a result of the transaction, CVS plans to expand its new store program in 1998 to include the opening of 320 new and relocated stores, up from the 300 stores previously planned. Over the longer term, CVS expects to open an additional 150-200 stores in the Michigan market.

"We are very pleased to have completed the Arbor acquisition in such a smooth and rapid manner," said Tom Ryan, President and CEO of CVS/Pharmacy. "This transaction unites two growth-oriented companies with highly compatible operating philosophies. We both share a commitment to excellence and a clear focus on serving our customers.

"We are excited about bringing the outstanding Arbor organization into the CVS family," continued Mr. Ryan. "We look forward to further enhancing the performance of the combined enterprise, which should lead to stronger long-term growth and increased value for our shareholders."

On February 9th, CVS and Arbor jointly announced a definitive agreement that provided for CVS to acquire Arbor in a stock transaction valued at approximately $1.48 billion. For each Arbor share exchanged in the merger, Arbor shareholders will receive 0.3182 shares of CVS common stock.

Arbor, formerly the nation's eighth-largest drug store chain, operates 208 locations, predominantly in southeastern Michigan. Fiscal 1997 sales reached approximately $960 million.

CVS, with annual sales of $12.7 billion in 1997, is the leading drug store chain in the Northeast, Mid-Atlantic, Southeast and Midwest. As of March 28, 1998, CVS operated 3,856 stores in 24 states and the District of Columbia.

General information about CVS, including corporate background and press releases, is available through CVS' web site at http://www.CVS.com.

This press release contains certain forward-looking statements that are subject to risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.


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